Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Utah Medical Products, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 333-127946, 333-199337  (on Form S-8), and 333-182078 (on Form S-3) of Utah Medical Products, Inc. of our audit reports dated March 3rd, 2016, on the financial statements and internal control over financial reporting of Femcare Group Limited, which reports appear in this annual report on Form 10-K of Utah Medical Products, Inc. for the years ended 31 December 2015, 2014 and 2013.

/s/ The Norton Practice

THE NORTON PRACTICE
Chartered Accountants and Statutory Auditors
Reading
United Kingdom

March 3rd , 2016